                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.     4      )*
                                         -----------

                      Equity Residential Properties Trust
                      -----------------------------------
                                (NAME OF ISSUER)

              Common Shares of Beneficial Interest, par value $.01
              ----------------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                 29476L  10  7
                                 -------------
                                 (CUSIP NUMBER)



*The remainder of this cover page shall be filled our for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  29476L  10  7            13G                             Page 2 of 31

  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              FU Associates
              36-3928382
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a)    X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

              Illinois
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      135,385
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        135,385
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              135,385

--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              .15% (.15% assuming conversion of all Reporting Persons'
                  derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              PN
--------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7            13G                             Page 3 of 31


--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              B/S Investments
              36-6526147
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a)    [X]

                                                   (b)    [ ]
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

              Illinois
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      669
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        669
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              669
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

              [ ]
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              .00% (.00% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7            13G                             Page 4 of 31

  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              Samuel Zell Foundation
              36-3487811
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a)  X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

              Illinois
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                     30,000
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        30,000
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              30,000

--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              .03% (.03% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7             13G                            Page 5 of 31

  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              Samstock, LLC
              36-4156890
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a)  X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      1,247,329
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON
                            ----------------------------------------------------
       WITH                 8      SHARED DISPOSITIVE POWER

                                        1,247,329
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,247,329

--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              1.4% (1.34% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7             13G                            Page 6 of 31

   1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
          PERSON

               Samstock/SZRT, LLC
               ###-##-####
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                    (a)  X

                                                    (b)
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

              Delaware
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
                            6      SHARED VOTING POWER

   NUMBER OF SHARES                     200,337
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON
                            ----------------------------------------------------
         WITH               8      SHARED DISPOSITIVE POWER

                                        200,337
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               200,337
--------------------------------------------------------------------------------
  10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               .22% (.22% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

               OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7             13G                            Page 7 of 31

  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              Samstock/ZGPI, LLC
              36-3716786
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*


                                                   (a)    X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      111,170
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        111,170
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              111,170
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              .12% (.12% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7             13G                            Page 8 of 31

  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              Samstock/ZFT, LLC
              36-3022976
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a)   X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      302,317
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        302,317
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              302,317
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              .34% (.32% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7               13G                          Page 9 of 31

  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              EGI Holdings Inc.
              36-4175553
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a)  X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Illinois
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      537,257
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        537,257
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              537,257
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             /  /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              .60% (.58% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7               13G                         Page 10 of 31

  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              Lurie General Partnership, Inc.
              36-4003680
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a)  X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Illinois
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      12,070
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        12,070
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              12,070
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             /  /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              .01% (.01% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7              13G                          Page 11 of 31

  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              Ann Lurie Revocable Trust U/T/A 12/22/89
              ###-##-####
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a)  X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Illinois
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      591,414
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        591,414
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              591,414
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

             /  /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              .66% (.64% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7              13G                          Page 12 of 31

--------------------------------------------------------------------------------
   1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
          PERSON

               EGIL Investments, Inc.
               36-4175555
--------------------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                    (a)  [X]

                                                    (b)  [ ]
--------------------------------------------------------------------------------
   3      SEC USE ONLY

--------------------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

              Illinois
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                            ----------------------------------------------------
                            6      SHARED VOTING POWER

   NUMBER OF SHARES                      537,256
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON
                            ----------------------------------------------------
         WITH               8      SHARED DISPOSITIVE POWER

                                         537,256
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

               537,256
--------------------------------------------------------------------------------
  10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

               [ ]
--------------------------------------------------------------------------------
  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

               .60% (.58% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON*

               CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7               13G                         Page 13 of 31

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              Anda Partnership
              88-0132846
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a)  [X]

                                                   (b)  [ ]
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Nevada

--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      307,708
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        307,708
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              307,708
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

              [ ]
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              .34% (.33% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7              13G                          Page 14 of 31

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              LFT Partnership
              36-6527526
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a)  [X]

                                                   (b)  [ ]
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Illinois
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      579,254
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        579,254
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              579,254
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

              [ ]
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              .65% (.62% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7               13G                         Page 15 of 31

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              Robert H. and Ann Lurie Trust
              36-6944487
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a)  [X]

                                                   (b)  [ ]
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Illinois
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      49,386
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        49,386
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              49,386
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

              [ ]
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              .06% (.05% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              OO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7              13G                          Page 16 of 31

--------------------------------------------------------------------------------
  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              First Capital Financial Corp.
              59-1604552
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a)  [X]

                                                   (b)  [ ]
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

             Florida
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      31,476
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        31,476
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              31,476
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

              [ ]
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              .04% (.03% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7               13G                         Page 17 of 31

  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              Samuel Zell
              ###-##-####
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a)  X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                        227,056
                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      1,755,697
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON                   227,056
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        1,755,697
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,141,324
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            /  /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              2.4% (2.3% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7               13G                         Page 18 of 31

  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              Ann Lurie
              ###-##-####
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a)  X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER


                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      2,781,875
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        2,781,875
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,781,875
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            /  /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              3.0% (3.0% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7               13G                         Page 19 of 31

  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              Sheli Z. Rosenberg
              ###-##-####
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a)  X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                        104,566
                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      2,790,213
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON                   104,566
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        2,790,213
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,894,779

--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

            /  /
--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              3.2% (3.1% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7              13G                          Page 20 of 31

  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              Arthur A. Greenberg
              ###-##-####
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a)  X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                        24,497
                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      2,487,896
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON                   24,497
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        2,487,896
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              2,512,393
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              2.8% (2.7% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No.  29476L  10  7              13G                          Page 21 of 31

  1      NAME OF REPORTING PERSON S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE
         PERSON

              Mark Slezak
              ###-##-####
--------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                   (a)  X

                                                   (b)
--------------------------------------------------------------------------------
  3      SEC USE ONLY

--------------------------------------------------------------------------------
  4      CITIZENSHIP OR PLACE OF ORGANIZATION

             U.S.A.
--------------------------------------------------------------------------------
                            5      SOLE VOTING POWER

                                        833
                            ----------------------------------------------------
                            6      SHARED VOTING POWER

  NUMBER OF SHARES                      1,611,207
                            ----------------------------------------------------
BENEFICIALLY OWNED BY       7      SOLE DISPOSITIVE POWER

EACH REPORTING PERSON                     833
                            ----------------------------------------------------
        WITH                8      SHARED DISPOSITIVE POWER

                                        1,611,207
--------------------------------------------------------------------------------
  9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              1,612,040
--------------------------------------------------------------------------------
 10      CHECK BOX IF AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              1.8% (1.7% assuming conversion of all Reporting Persons' derivative securities)
--------------------------------------------------------------------------------
 12      TYPE OF REPORTING PERSON*

              IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

                      EQUITY RESIDENTIAL PROPERTIES TRUST
              COMMON SHARES OF BENEFICIAL INTEREST, PAR VALUE $.01
                           CUSIP NUMBER 29476L  10  7


ITEM 1(a).    NAME OF ISSUER

              The Issuer is Equity Residential Properties Trust, a Maryland real estate investment trust.


ITEM 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

              The Issuer's principal executive office is:
              Two North Riverside Plaza
              Chicago, Illinois  60606


ITEM 2(a).    NAME OF PERSON FILING

              The following entities and persons are filing this Schedule 13G:

              FU Associates, an Illinois general partnership
              B/S Investments, an Illinois general partnership
              Samuel Zell Foundation, an Illinois not-for-profit corporation Samstock, LLC, a Delaware limited liability company Samstock/SZRT, LLC, a Delaware limited liability company Samstock/ZGPI, LLC, a Delaware limited liability company Samstock/ZFT, LLC, a Delaware limited liability company
              EGI Holdings, Inc., an Illinois corporation
              Lurie General Partnership, Inc., an Illinois corporation
              Ann Lurie Revocable Trust U/T/A 12/22/89
              EGIL Investments, Inc., an Illinois corporation
              Anda Partnership, a Nevada general partnership
              LFT Partnership, an Illinois general partnership
              Robert H. and Ann Lurie Trust, an Illinois trust
              First Capital Financial Corp., a Florida corporation
              Samuel Zell
              Ann Lurie
              Sheli Z. Rosenberg
              Arthur A. Greenberg
              Mark Slezak

              The above entities and person are each a "Reporting
              Person" and collectively are the "Reporting Persons".

ITEM 2(b).   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

             The address for each Reporting Person is:
             Two North Riverside Plaza
             Chicago, Illinois  60606


ITEM 2(c).   CITIZENSHIP

             The Reporting Persons' state of organization or citizenship is as follows:

             FU Associates                                      Illinois
             B/S Investments                                    Illinois
             Samuel Zell Foundation                             Illinois
             Samstock, LLC                                      Delaware
             Samstock/SZRT, LLC                                 Delaware
             Samstock/ZGPI, LLC                                 Delaware
             Samstock/ZFT, LLC                                  Delaware
             EGI Holdings, Inc.                                 Illinois
             Lurie General Partnership, Inc.                    Illinois
             Ann Lurie Revocable Trust U/T/A 12/22/89           Illinois
             EGIL Investments, Inc.                             Illinois
             Anda Partnership                                   Nevada
             LFT Partnership                                    Illinois
             Robert H. and Ann Lurie Trust                      Illinois
             First Capital Financial Corporation                Florida
             Samuel Zell                                        U.S.A.
             Ann Lurie                                          U.S.A.
             Sheli Z. Rosenberg                                 U.S.A.
             Arthur A. Greenberg                                U.S.A.
             Mark Slezak                                        U.S.A.


ITEM 2(d).   TITLE OF CLASS OF SECURITIES

             Securities reported herein are common shares of beneficial interest, par value $.01 per share ("Common Shares").

ITEM 2(e).   CUSIP NUMBER

             The CUSIP number is 29476L  10  7.


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

             Not applicable.


ITEM 4.      OWNERSHIP

             The Issuer is the sole general partner of ERP Operating Limited Partnership, an Illinois limited partnership (the "Operating Partnership"). Certain of the Reporting Persons: FU Associates; B/S Investments; Samstock, LLC; Samstock/SZRT, LLC; Samstock/ZGPI, LLC; Samstock/ZFT, LLC; EGI Holdings, Inc.; EGIL Investments, Inc.; Anda Partnership; LFT Partnership; Robert H. and Ann Lurie Trust; First Capital Financial Corporation; Sheli Z. Rosenberg; and Arthur A. Greenberg, are limited partners of the Operating Partnership. Each limited partner Operating Partnership unit ("OP Unit") is exchangeable, at the holder's request, on a one-for-one basis into a Common Share. Amounts reported herein for each Reporting Person assume (1) the exchange of such Reporting Person's Operating Partnership units for Common Shares and the exercise of options to purchase Common Shares, if applicable, and
             (2) the exchange of all Reporting Persons' Operating Partnership units for Common Shares and the exercise of such Reporting Persons' options to purchase Common Shares beneficially owned by the Reporting Persons.

             Collectively, the Reporting Persons own 5,029,980 Common Shares, or 5.4%, of the issued and outstanding Common Shares (assuming the conversion of all OP Units and the exercise of all options to purchase Common Shares beneficially owned by the Reporting Persons).

             Samuel Zell has the sole power to vote or to direct the vote of and the sole power to dispose or to direct the disposition of 227,056 Common Shares (assuming the exercise of options to purchase 220,000 Common Shares).

             Sheli Z. Rosenberg has the sole power to vote or to direct the vote of and the sole power to dispose or to direct the disposition of 104,566 Common Shares (assuming the conversion of 1,528 OP Units and the exercise of options to purchase 88,667 Common Shares).

             Arthur A. Greenberg has the sole power to vote or to direct the vote of and the sole power to dispose or the direct the disposition of 24,497 Common Shares (assuming the conversion of 1,597 OP Units and the exercise of options to purchase 18,500 Common Shares).

             Mark Slezak has the sole power to vote or to direct the vote of and the sole power to dispose or to direct the disposition of 833 Common Shares (assuming the exercise of options to purchase 833 Common Shares).

             Messers. Zell, Greenberg and Slezak and Mses. Lurie and Rosenberg share the power to vote or to direct the vote of and share the power to dispose or to direct the disposition of the Common Shares with each of the Reporting Persons as shown in the following table:


                     SHARE POWER WITH SUCH REPORTING PERSON

                                   Total
                                Beneficially
                                   Owned                                      Sheli Z.          Arthur A.
 Reporting Person ("RP")         by such RP   Samuel Zell      Ann Lurie     Rosenberg          Greenberg        Mark Slezak
 -----------------------      --------------  -----------      ---------     ----------         ---------        -----------
 FU Associates                   135,385 (1)    135,385         135,385         135,385           135,385           135,385
 B/S Investments                     669 (1)          0             669             669               669               669
 Samuel Zell Foundation           30,000         30,000               0          30,000            30,000                 0
 Samstock, LLC                 1,247,329 (2)  1,247,329               0       1,247,329         1,247,329                 0
 Samstock/SZRT, LLC              200,337 (1)    200,337               0               0                 0                 0
 Samstock/ZGPI, LLC              111,170 (1)    111,170               0               0                 0                 0
 Samstock/ZFT, LLC               302,317 (1)          0               0         302,317                 0                 0
 EGI Holdings, Inc.              537,257 (1)          0         537,257         537,257           537,257           537,257
 Lurie General Partnership,       12,070              0          12,070               0                 0            12,070
   Inc.
 Ann Lurie Revocable Trust       591,414              0         591,414               0                 0                 0
   U/T/A  12/22/89
 EGIL Investments, Inc.          537,256 (1)          0         537,256         537,256           537,256           537,256
 Anda Partnership                307,708 (1)          0         307,708               0                 0           307,708
 LFT Partnership                 579,254 (1)          0         579,254               0                 0                 0

 Robert H. and Ann Lurie          49,386 (1)          0          49,386               0                 0            49,386
    Trust
 First Capital Financial          31,476 (1)     31,476          31,476               0                 0            31,476
    Corporation
                               ---------      ---------       ---------       ---------         ---------         ---------
     TOTAL - SHARED VOTES      4,673,028      1,755,697       2,781,875       2,790,213         2,487,896         1,611,207
                               ---------      ---------       ---------       ---------         ---------         ---------


                    SOLE POWER WITH RESPECT TO COMMON SHARES

 Samuel Zell                        227,056      227,056
 Ann Lurie                                0                         0
 Sheli Z. Rosenberg                 104,566                                104,566
 Arthur A. Greenberg                 24,497                                              24,497
 Mark Slezak                            833                                                              833
                                  ---------    ---------    ---------    ---------    ---------    ---------
    TOTAL -- SOLE VOTES             356,952      227,056            0      104,566       24,497          833
                                  ---------    ---------    ---------    ---------    ---------    ---------
    TOTAL -- SHARED & SOLE VOTES  5,029,980    2,141,324    2,781,875    2,894,779    2,512,393    1,612,040
                                  =========    =========    =========    =========    =========    =========

 Percent of Class - Assuming         5.4%         2.3%         3.0%         3.1%         2.7%         1.7%
 conversion of all OP Units
 and exercise of all options
 to purchase Common Shares

(1) Represents OP Units which are exchangeable at the holder's option on a one-for-one basis into Common Shares.

(2)      Includes 643,845 OP Units.



ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             Not applicable.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             Not applicable.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not applicable.

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             Not applicable.

ITEM 10.     CERTIFICATE

             Not applicable.

                                   SIGNATURE

         After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:   February 17, 1998



                         FU ASSOCIATES, an Illinois general partnership

                         By: Equity Financial Investment Company, a general partner

                         By:     Jo Ann Zell Trust, a general partner


                         By:     /s/  Sheli Z. Rosenberg
                                 --------------------------
                                 Its:  Trustee




                         B/S INVESTMENTS, an Illinois general partnership

                         By:     Alphabet Partners, a general partner

                         By:     SZA Trust, a general partner


                         By:     /s/  Arthur A. Greenberg
                                 --------------------------
                                 Its:  Trustee




                         SAMUEL ZELL FOUNDATION, an Illinois not-for-profit corporation


                         By:     /s/  Samuel Zell
                                 -------------------------
                                 Its:  President

                         SAMSTOCK, LLC, a Delaware limited liability company




                         By:     /s/  Sheli Z. Rosenberg
                                 -------------------------
                                 Its:  Vice President




                         SAMSTOCK/SZRT, LLC, a Delaware limited liability company



                         By:     /s/  Sheli Z. Rosenberg
                                 -------------------------
                                 Its:  Vice President




                         SAMSTOCK/ZGPI, LLC, a Delaware limited liability company



                         By:     /s/  Sheli Z. Rosenberg
                                 -------------------------
                                 Its:  Vice President




                         SAMSTOCK/ZFT, LLC, a Delaware limited liability company



                         By:     /s/  Sheli Z. Rosenberg
                                 -------------------------
                                 Its:  Vice President

                         EGI HOLDINGS, INC.,an Illinois corporation




                         By:     /s/  Sheli Z. Rosenberg
                                 -------------------------
                                 Its:  Vice President




                         LURIE GENERAL PARTNERSHIP, INC., an Illinois corporation




                         By:     /s/  Mark Slezak
                                 -------------------------
                                 Its:  Vice President




                         ANN LURIE REVOCABLE TRUST U/T/A  12/22/89




                         By:     /s/  Ann Lurie
                                 -------------------------
                                 Its:  Trustee



                         EGIL INVESTMENTS, INC.,an Illinois corporation




                         By:     /s/  Mark Slezak
                                 -------------------------
                                 Its:  Vice President

                         ANDA PARTNERSHIP, a Nevada general partnership


                         By:     Ann Only Trust, a general partner



                         By:     /s/  Ann Lurie
                                 -------------------------
                                 Its:  Co-Trustee




                         LFT PARTNERSHIP, an Illinois general partnership


                         By:     Jesse Trust, a general partner



                         By:     /s/  Ann Lurie
                                 -------------------------
                                 Its:  Trustee




                         ROBERT H. AND ANN LURIE TRUST, an Illinois trust






                         By:     /s/  Ann Lurie
                                 -------------------------
                                 Its:  Co-Trustee




                         FIRST CAPITAL FINANCIAL CORP., a Florida corporation




                         By:     /s/  Donald J. Liebentritt
                                 -------------------------
                                 Its:  Vice President

                                  /s/  Samuel Zell
                                 -------------------------
                                 Samuel Zell




                                 /s/  Ann Lurie
                                 -------------------------
                                 Ann Lurie




                                 /s/  Sheli Z. Rosenberg
                                 -------------------------
                                 Sheli Z. Rosenberg




                                 /s/  Arthur A. Greenberg
                                 -------------------------
                                 Arthur A. Greenberg




                                 /s/  Mark Slezak
                                 -------------------------
                                 Mark Slezak